Exhibit 10.2

TRANSITION & SEPARATION AGREEMENT AND

GENERAL RELEASE

You, David H. Naemura, and Vontier Employment Services, LLC (the “Company”) agree as follows:

1. Employment Transition. Effective beginning the date the new Senior Vice President, Chief Financial Officer commences employment with the Company, and after you sign this Transition & Separation Agreement and General Release (the “Agreement”), you shall no longer serve as the Company’s Senior Vice President, Chief Financial Officer. (The date the new CFO commences employment is the “Transition Commencement Date” under this Agreement.) Beginning on the Transition Commencement Date and continuing through January 1, 2023 (the “Separation Date”), you shall provide services to the Company as directed by the Company’s President and Chief Executive Officer (the “CEO”). Such services may include, but not be limited to, transition assistance to the Company and to the Company’s Senior Vice President, Chief Financial Officer, and certain other special projects as the CEO may assign from time to time. (The period from the Transition Commencement Date through the Separation Date is the “Transition Period” under this Agreement.) During the Transition Period, the Company shall continue to pay you your base salary of $642,600 and you shall continue to be eligible for the broad-based employee benefit plans which are generally available to all of the Company’s U.S. salaried employees and subject to their terms and conditions. Nothing in this agreement shall alter your at-will employment status and you must continue to perform to the sole satisfaction of your manager and remain an employee in good standing through your Separation Date.

2. Separation Date. Effective as of the close of business on the Separation Date, you shall resign from your employment with the Company. After the Separation Date, your base salary shall end and you shall perform no duties, functions, or services for the Company. Your eligibility for the Company’s benefits shall end as provided under the terms and conditions of such benefits and you may elect continuation coverage and conversion rights to the extent that you are eligible for such rights. Irrespective of whether you sign this Agreement, you will be paid all wages earned through the Separation Date and shall be eligible to receive any vested benefit in accordance with the terms of the applicable benefit plan.

3. Consideration. In exchange for your promises in this Agreement, including remaining with the Company in good standing through January 1, 2023, and performing your duties to the sole satisfaction of your manager, if you timely sign and return this Agreement and do not thereafter revoke it as provided below, the Company shall provide you the following pay and benefits:

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All unvested Restricted Stock Units (the “RSUs”) the Company granted you under the Vontier Corporation 2020 Stock Incentive Plan (the “Stock Plan”) which you hold as of the Transition Date shall fully vest as of the Separation Date.

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The bonus you are eligible to receive under the Vontier Corporation 2020 Incentive Compensation Plan (the “ICP”) for 2022 performance which shall be calculated using your target (125% of base) and the actual 2022 Company Financial Factor. This will be paid at the time the Company pays ICP bonuses to the Company’s other eligible employees.

Your RSUs shall otherwise be governed solely by the terms of the Stock Plan and your ICP bonus shall otherwise be governed solely by the terms of the ICP, as applicable.

4. General Release. In exchange for the equity and ICP treatment and other consideration provided in this Agreement, which you would not be entitled to receive apart from this Agreement, you unconditionally release and forever discharge the Company, and its affiliates, parents, subsidiaries, related companies, successors, predecessors, and assigns, and each of its and their respective officers, directors, partners, shareholders, employees, consultants, agents, representatives, and attorneys, past and present, (collectively referenced herein as “Releasees”), from any and all claims, demands, actions, suits, causes of action, obligations, damages and liabilities of any kind, based on any act, omission, occurrence, or nonoccurrence from the beginning of time to the date you sign this Agreement, including but not limited to claims that arise out of or in any way relate to your hiring, employment and/or separation from employment with the Company. You agree that this general release includes but is not limited to: claims for salary, bonuses, compensation, severance and separation pay, wages, penalties, premiums, vacation pay, or any benefits under the Employee Retirement Income Security Act of 1974, as amended; claims for breach of implied or express employment contracts or covenants, defamation, wrongful separation, public policy violations, emotional distress and related matters, attorney’s fees, discrimination or harassment under federal, state or local laws; and claims based on any federal, state or other statute, regulation or ordinance, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act. You expressly acknowledge that this Agreement resolves all legal claims you may have against the Company and the Releasees as of the date you sign this Agreement, including but not limited to claims that you did not know or suspect to exist in your favor at the time you sign this Agreement.

Excluded from the general release above are any claims or rights which cannot be waived by law, including but not limited to, claims arising after the date you sign this Agreement and the right to file a charge of discrimination with, or participate in an investigation conducted by, a government agency such as the U.S. Equal Employment Opportunity Commission (“EEOC”). You understand and agree, however, that you are waiving your right to recover money or other relief in connection with such a charge, whether filed by you or any other individual or entity. You and the Company otherwise intend the general release above to be general and comprehensive in nature and to release all claims and potential claims by you to the maximum extent permitted by law.

5. Covenant Not to Sue. You represent and warrant that you have not filed or otherwise initiated any lawsuit, arbitration proceeding, or other action in any forum with any court or entity or forum relating to any claims released by you under this Agreement, and that you shall never file or initiate any such lawsuit, arbitration proceeding or other action in any form or forum relating to any claims released herein. However, this paragraph shall not apply to any claim or action by you to enforce this Agreement or to challenge its validity under the ADEA. If you violate this paragraph, you shall pay all legal expenses and costs, including reasonable attorney’s fees, incurred by any Releasee in defending against your suit. Alternatively, if you violate this paragraph, the Company at its option, may require you to return all monies and other benefits and consideration provided to you under this Agreement, except for $1,000. In that event, the Company shall be excused from making any further payments, continuing any other benefits, or providing other consideration otherwise owed under this Agreement.

6. Restrictive Covenants.

(a) Continuing Obligations. You acknowledge and re-affirm your continuing obligations under any non- disclosure, confidentiality, intellectual property, non-solicitation and/or noncompetition agreement you previously signed pertaining to the Company’s interests, which agreement is hereby incorporated and made a part of this Agreement as Attachment A (if any).

7. Return of Company Property. You agree to return to the Company in good working order and no later than your Separation Date all keys, files, records (and copies thereof), equipment (including but not limited to computer hardware, software and printers, wireless handheld devices, cellular phones, SIM cards, external media devices and pagers), Company identification, Company vehicles, Company confidential and proprietary information, and any other Company- owned property in your possession or control. You represent and agree that you have left and will leave intact all electronic Company documents, including, but not limited to any that you developed or helped to develop during your employment. You further represent and warrant that you have returned any and all Company proprietary, trade secret and confidential information, whether in hard copy or electronic form and that you have cancelled any accounts for your benefit in the Company’s name, including but not limited to credit cards, telephone charge cards, cellular phone and/or pager accounts.

8. Non-Disparagement. You agree that as a condition of the consideration provided in this Agreement, you shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution, current or former employee, consultant, client, supplier, investor or customer of the Company or any other entity or third person regarding the Company or any other Releasee about the business affairs or financial condition of the Company or any other Releasee. You understand that the foregoing non-disparagement provision does not apply on occasions when you provide truthful information in good faith to a federal or state governmental agency, entity or official investigating an alleged violation of federal or state law or regulation or when you make other disclosures that are protected under the whistleblower provisions of federal or state law.

9. On the Job Injury. You represent that you have no job-related illness or injury for which you have not already filed a claim.

10. Validity. Should a court of competent jurisdiction determine that any provision of this Agreement is invalid, that provision shall be severed and the rest of this Agreement shall remain in effect.

11. Consequences of Breach. You acknowledge the Company’s right to enforce the above Paragraphs 6 (Restrictive Covenants), 8 (Non-Disparagement) in any court of competent jurisdiction. You further agree that if you breach any of these provisions, the Company will be irreparably harmed as a matter of law and will be entitled to all rights available to it under common law, including, but not limited to, a right to recoup the consideration the Company provided you under this Agreement and a right to seek immediate injunctive relief, plus its reasonable attorney’s fees incurred in enforcing the provision breached.

12. Non-Admission of Liability. You agree that this Agreement does not admit liability or wrongdoing on the part of the Company or any other Releasee.

13. Acknowledgments and Revocation Rights. You acknowledge that you have been given at least twenty-one (21) days to consider this Agreement and that, with this Agreement, the Company has advised you in writing to consult an attorney of your choice before signing this Agreement. You further acknowledge that the Company is providing you with consideration under this Agreement in reliance on your representations and promises herein, including the general release in Paragraph 4 above. You understand that you may sign this Agreement at any time within the 21-day period, but in no event earlier than your Separation Date. The offer of consideration set forth in this Agreement will expire when the 21-day period ends, if this Agreement is not accepted and returned by you during that period. You understand that you have the right to revoke this Agreement after signing it by sending written notice of revocation to Katie Rowen, Senior Vice President, Chief Legal and Administrative Officer, Vontier Corporation; 5438 Wade Park Blvd, Suite 600, Raleigh, NC 27607; katie.rowen@vontier.com; no later than seven (7) days after you sign this Agreement. You acknowledge that this Agreement shall not be effective or enforceable until the 7-day revocation period expires.

14. Knowing and Voluntary Release. You agree that you are signing this Agreement voluntarily and of your own free will and not because of any threats or duress. You affirm that no promises or agreements of any kind (other than those in this Agreement) have been made to or with you by any person or entity that would cause you to sign this Agreement. You have had an opportunity to discuss fully and review the terms of this Agreement with an attorney of your choice. You agree that you have carefully read this Agreement and understand its contents, freely and voluntarily assent to all terms and conditions contained in this Agreement, sign your name of your own free will, and intend to be legally bound by this Agreement.

15. Cooperation. During your remaining employment with the Company and after the termination of your employment, with reasonable notice, you agree to cooperate with the Company and to respond to reasonable inquiries and requests for information by the Company in connection with any transition matters or any legal matters in which you are involved or may become involved relating to matters arising during your employment with the Company, including any legal matters in which you may potentially be called as a witness for the Company. Your agreement to cooperate with and to provide responses to such reasonable inquiries and requests for information does not create any employment relationship between you and the Company. The Company agrees to cooperate with you to minimize any disruption to you caused by your cooperation with the Company pursuant to this Paragraph 15.

16. Applicable Law. This Agreement shall be interpreted under the laws of the State of North Carolina without regard to conflict of laws provisions. You hereby irrevocably submit to and recognize the jurisdiction of that state’s courts (or if, appropriate, a federal court located in that state) over any suit, action or other proceeding arising out of, under or in connection with this Agreement or any subject addressed in this Agreement. For purposes of this Agreement, you agree that those courts are the only courts of competent jurisdiction.

17. Entire Agreement. This Agreement, including any Attachment A, constitutes the entire understanding and agreement between the parties pertaining to subjects addressed in this Agreement and cancels all previous oral and written agreements and commitments connected to those subjects. This Agreement may not be modified in any manner, except by written amendment signed by duly authorized representatives of both parties. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

BY SIGNING THIS SEPARATION AGREEMENT AND GENERAL RELEASE, YOU REPRESENT AND WARRANT THAT:

(1)	YOU HAVE READ THIS AGREEMENT;

(2)	YOU UNDERSTAND THAT YOU ARE GIVING UP CERTAIN RIGHTS;

(3)	YOU AGREE WITH THE TERMS IN THIS AGREEMENT;

(4)	YOU HAVE BEEN ADVISED TO, AND ARE AWARE OF YOUR RIGHT TO CONSULT AN ATTORNEY OF YOUR CHOOSING BEFORE SIGNING THIS AGREEMENT; AND

(5)	YOU HAVE SIGNED THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

	EMPLOYEE		COMPANY Vontier Employment Services, LLC

BY:	/s/ David H. Naemura	BY:	/s/ Katie Rowen
	(Employee Signature)		(Signature of Company Official)

	David H. Naemura		Katie Rowen, SVP and General Counsel
	(Employee Printed Name)		(Printed Name and Title of Company Official)

ON:	8/11/2022	ON:	8/11/2022
	(Date)		(Date)

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